Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AngloGold Ashanti Limited
AngloGold Ashanti Holdings plc
AngloGold Ashanti Holdings Finance plc
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 22, 2009, relating to the financial statements of Société des Mines de Morila S.A. for the year ending December 31, 2008 included in AngloGold Ashanti Limited’s Annual Report on Form 20-F for the year ended December 31, 2009.

/s/ BDO LLP
BDO LLP
London, United Kingdom
April 15, 2010
BDO LLP is a limited liability partnership registered in England and Wales (with registered number OC305127). BDO LLP was formerly known as ‘BDO Stoy Hayward LLP’.